Exhibit 99.1

Cineverse Reports Fourth Quarter and Fiscal Year 2025 Results

Total Revenue of $15.6 Million, a $5.7 Million or 58% Increase over Prior Year Quarter

Net income of $0.9 Million, a $15.5 Million Increase over Prior Year Quarter

Adjusted EBITDA of $4.0 Million, a $2.4 Million or 158% Increase over Prior Year Quarter

Total Fourth Quarter Direct Operating Margin of 55%

LOS ANGELES, June 27, 2025 – Cineverse Corp. (“Cineverse” or the “Company”) (NASDAQ: CNVS), a global streaming technology and entertainment company, today announced its financial results for its fourth quarter (“Q4 FY 2025”) and fiscal year ended March 31, 2025 (“FY 2025”).

The Company's financial results for the quarter and fiscal year reflect increases in revenue, direct operating margin, and net income when compared to the prior year quarter and fiscal year reflecting growth across all of the Company's key lines of business and the continued ancillary revenue contribution of Terrifier 3, the Company’s breakout horror film success, which was the biggest unrated film release of all time.

Based on our ability to achieve outstanding box office results with Terrifier 3 by utilizing our unique ecosystem of new media assets to spend a fraction of what other studios would have spent to promote and market the movie, we continue to build a slate of additional wide release films that we believe can provide a strong and ongoing source of profits for the Company. We have already announced that we are releasing The Toxic Avenger, produced by major studio Legendary Films (Dune, Godzilla x Kong, etc.) on August 29, 2025, and then Silent Night, Deadly Night, a re-interpretation of the classic controversial horror film, on December 12, 2025. Next will be Return to Silent Hill, the latest film installment of the enormously successful video game franchise, on January 23, 2026. We will also be releasing Wolf Creek: Legacy, the third installment of the classic Australian Outback horror/thriller film, in 2026. In addition, based on the results of Terrifier 2 and Terrifier 3, other major studios continue to utilize our new media ecosystem to market their releases, emphasizing the impact our unique and innovative marketing approach has had on the industry.

The Company continues to be in a strong financial position with almost $14 million in cash-on-hand as of quarter end and no debt outstanding, having a zero draw on our current $12.5 million line of credit with East West Bank. We have multiple alternatives to further expand our credit if necessary, and have no plans at this time to issue equity to fund our current operations.

FY 2025 Financial Highlights (all comparisons are to the prior year ended March 31, 2024, or FY 2024):

Full-year consolidated revenue was $78.2 million versus $49.1 million in FY 2024, a 59% increase primarily driven by the theatrical and ancillary revenues generated from our low budget horror phenomenon Terrifier 3, as well as growth in our streaming, digital and podcast businesses.

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After opening to No. 1 at the box office at $18.9 million on a ~$500,000 paid media budget, Terrifier 3 has grossed more than $54.0 million at the domestic box office and more than $8.5 million in ancillaries. This unprecedented return on investment was achieved by executing a highly digital viral campaign, and leveraging internal assets, owned channels and our subsidiary editorial platform, Bloody Disgusting, to dramatically reduce marketing costs and efficiently target a highly engaged fan base.
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Streaming and digital revenues of $44.4 million, a 19% improvement from the prior year revenue of $37.3 million. Total monthly viewership across our channel portfolio increased 45% versus the same period last year, driven in large part by successful recent channel launches such as Dog Whisperer with Cesar Millan, Barney, and Garfield and Friends. In addition, Dove Channel viewership increased 16% for the same comparable periods.
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Podcast and other revenues were up 86% versus last year, following our expansion to 62 podcasts, continuing to rank the Cineverse Podcast Network in the top eight nationally.

The Company's direct operating margin for the year was 50% which is within our previously stated margin target of 45% to 50%.

SG&A expenses remained relatively flat for the current year compared to FY 2024, but decreased as a percentage of revenue from 57% for FY 2024 to 35% for the current year, primarily due to our continued focus on cost savings initiatives, which include our off-shoring program to Cineverse Services India.

Net income attributable to common stockholders was $3.2 million, or $0.16 per diluted share, compared to a net loss of $21.8 million, or $(1.78) per share in FY 2024 primarily reflecting the impact of Terrifier 3 in the current year. Adjusted EBITDA increased to $13.9 million from $4.4 million in FY 2024.

Q4 FY 2025 Highlights (all comparisons are to the prior year fiscal quarter ended March 31, 2024, or Q4 FY 2024):

Total revenue was $15.6 million versus $9.9 million in Q4 FY 2024, a 58% increase primarily driven by the ancillary revenues generated from our low budget horror phenomenon, Terrifier 3.

The Company's direct operating margin for the quarter was 55%, which exceeds our previously stated margin target of 45% to 50%.

SG&A expenses decreased $1.4 million, or 21%, and decreased as a percentage of revenue from 69% for Q4 FY 2024 to 35% for the current quarter primarily due to our continued focus on cost savings initiatives, which includes our off-shoring program to Cineverse Services India.

Net income attributable to common stockholders was $0.8 million, or $0.04 per share, compared to a Net Loss of $14.8 million, or $(1.10) per share, in the prior year quarter primarily due to the impact of Terrifier 3 this quarter, and the recognition of goodwill impairment in Q4 FY 2024. Our Adjusted EBITDA increased by $2.4 million from $1.6 million in Q4 FY 2024 to $4.0 million this quarter.

Financial Condition Overview:

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Cash and Cash Equivalents of $13.9 million and $12.5 million in unused capacity under our line of credit facility as of March 31, 2025. As of today, the balance on our line of credit facility with East West Bank is $0 with an available capacity of $12.5 million.
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In April 2025, the line of credit facility with East West Bank was increased from $7.5 million to $12.5 million (expandable to $15.0 million), and the term extended to April 8, 2028.

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A working capital surplus of $3.6 million as of March 31, 2025, compared to $1.5 million as of March 31, 2024.
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The Company’s Digital content library, comprised of more than 71,000 titles, was valued as of March 31, 2024 at approximately $40 million, a significant increase over the 2023 valuation and well above the $2.5 million book value of the library as of March 31, 2025.
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The Company continues to have its previously approved share repurchase program available which will continue to be utilized as appropriate.

Operational Developments During the Quarter:

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Announced acquisition of Legendary Pictures' highly-acclaimed horror comedy reboot, The Toxic Avenger, directed by Macon Blair and starring Peter Dinklage – with an unrated wide release planned for August 29, 2025.
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Announced MatchpointTM multi-year software services deal with Multicom Entertainment Group and venture-backed streaming service, Joysauce.
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Announced Silent Night, Deadly Night sale to Studio Canal for rest of world distribution.
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Announced acquisition of North American rights for Wolf Creek: Legacy, the hotly anticipated third installment of the Outback slasher film franchise.
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Terrifier 3 premiered on Screambox for an exclusive SVOD window beginning on Valentine’s Day, February 14th.
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Celebrated Halfway to Halloween with slate of films including Art Attack!, The Behind the Scenes Look at Terrifier 3.
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Announced 2025 release of Terrifier 3 novelization through our publishing arm, Bloody Press.
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Signed Highlander franchise multi-year digital rights deal with Davis-Panzer Productions.
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Announced partnership with comedy club brand The Stand Group to launch WITZ podcast network through new development and distribution pact.
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Announced partnership with The Trade Desk, to Optimize Programmatic Ad Inventory through OpenPath.
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Announced partnership with SymphonyAI, to accelerate AI capabilities of our Matchpoint Insights platform.
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Expanded content partnership with Fubo, launching two of Cineverse's free, ad-supported streaming television (FAST) channels – Dog Whisperer with Cesar Millan and Go Pro.
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SVOD subscriber base grew by approximately 17%, adding over 62,000 subscribers following the launch of the Cineverse-branded channel on Amazon Channels.
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Screambox saw a 23% increase in monthly active users, driven by the streaming premiere of Terrifier 3.
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FAST and AVOD viewership across RetroCrush, Docurama, and Midnight Pulp rose by 50% in total minutes streamed compared to the prior quarter.
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Podcast business expanded its direct sales footprint with two new senior hires of industry sales veterans, Laura Schumer and Ben Cabonargi, to support strong demand and expected year-over-year growth in podcast ad revenue.

Operational Developments Subsequent to Quarter-End:

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Announced expansion of existing line of credit facility with East West Bank to $15 Million with a three-year term.

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Fandor expanded its library with two award-winning festival titles, The Things You Kill and Lesbian Space Princess, increasing its value to indie and arthouse film fans.
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Announced the formation of internal Motion Pictures Group to accelerate the building of high-growth feature film business.
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Demonstrated a continued dedication to technology monetization, with launch of Technology Group.
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Announced start of production for unrated reboot of famously controversial horror franchise, Silent Night, Deadly Night.
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Announced acquisition of U.S. rights for Return to Silent Hill, the newest installment in the popular video game Horror franchise.
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Demonstrated dedication to driving advertising sales revenue by announcing the expansion of sales team -- hiring industry veteran Tim Russell and promoting Terry City to EVP, Direct Sales.
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Promoted John Squires and Megan Navarro to Co-Managing Directors of leading Horror brand, Bloody Disgusting.
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Announced acquisition of U.S. rights to acclaimed thriller, The Things You Kill; with a fourth quarter theatrical release planned.
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Announced acquisition of streaming rights to classic sci-fi anime series Future Boy Conan from acclaimed director Hayao Miyazaki – to be part of exclusive RetroCrush slate.
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Announced theatrical tickets on sale for bold, genre-blending, time-travel adventure Escape From The 21st Century – which hit theaters in limited release on June 9, 2025.
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Expanded international FAST footprint with the launch of Dog Whisperer with Cesar Millan and Bob Ross channels on Samsung TV Plus Australia, contributing to projected 35% growth in international viewing hours.
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Commercial release of cineSearch, now available on Google Cloud Marketplace and direct integration partners.
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Matchpoint Dispatch entered active pilot programs with major studio and OEM clients.
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Podcast network rebranded as the Cineverse Podcast Network, now comprising 74+ series and over 230 million lifetime downloads.

Management Commentary

Chris McGurk, Cineverse Chairman and CEO, stated: “We had another extremely strong quarter: We posted significant gains in revenues, adjusted EBITDA and net income, all exceeding our analyst’s consensus guidance. This was driven by growth across all of our key lines of business and the continued strong contribution of Terrifier 3, the most successful unrated film release of all time, in the ancillary distribution markets. Our balance sheet remains very strong, with almost $14 million in cash on hand and zero draw on our line of credit with East West Bank. Following the unprecedented success of Terrifier 3, we have rapidly built a slate of wide release franchise film properties that should generate significant additional revenue growth and profits for the Company. The slate now includes The Toxic Avenger, set for release on August 29, 2025, Silent Night, Deadly Night, scheduled for December 12, 2025, Return to Silent Hill, scheduled for January 23, 2026, and Wolf Creek: Legacy scheduled for later in 2026. Expect more film release announcements soon as we acquire additional similar franchise properties that we believe have avid built-in fan bases that will enable us to successfully follow the Terrifier 3 release blueprint, with both strong upside potential and minimal financial risk to the Company.”

“Importantly, we also recently implemented a Company-wide reorganization to focus senior management resources on two of the most important growth areas for the Company. First, Tony Huidor is now President of Technology and Chief Product Officer. This move was designed to focus all of Tony’s talent and experience in technology and business development against rapidly building our technology business, with a focus on MatchpointTM licensing, and the development and sales of new AI based products such as

cineSearch, our industry leading AI search tool that we developed with Google. Tony is also tasked with not only keeping the Company at the forefront of industry AI innovation, but also ensuring that we become the first truly AI-forward entertainment studio in every process across the entire Company.”

"Second, we also reorganized our film division. Yolanda Macias is now the company’s Chief Motion Pictures Officer. In this role, Yolanda will focus all of her expertise and experience to leverage the success of Terrifier 2 and Terrifier 3, and build a wide release slate of movies that can successfully follow the Terrifier blueprint. She has already achieved great success based on the high potential slate of franchise properties now in our release lineup. We think this business will be a major potential source of value creation going forward.”

Erick Opeka, Cineverse President and Chief Strategy Officer, stated: “This quarter reflects the continued evolution of Cineverse into a platform-first entertainment company. We delivered strong performance across our SVOD and FAST streaming businesses, driven by subscriber growth from the Cineverse Amazon launch, and the ongoing success of Screambox following the release of Terrifier 3. Our podcast network also expanded with the launch of WITZ, while FAST viewership climbed internationally across key titles and channels. On the technology front, we are seeing strong early traction for cineSearch and Matchpoint Dispatch, particularly among studios and OEMs looking to automate and streamline their operations. Looking ahead, we are focused on becoming the first truly AI-native entertainment studio, with AI playing a critical role, not just in distribution and marketing, but in development and production as well. We are also exploring emerging new formats like microdramas that we believe represent the next generation of storytelling. These innovations are designed to meet the changing ways fans discover, consume, and engage with content.”

Conference Call

Cineverse will host a conference call at 9:00 a.m. ET (Friday, June 27, 2025), during which management will discuss the results of the fiscal fourth quarter and year ended March 31, 2025. To participate in the conference call, please use the following dial-in numbers:

United States (Local): +1 404 975 4839

United States (Toll-Free): +1 833 470 1428

Canada (Toll-Free): +1 833 950 0062

Access Code: 414024

The conference call can also be accessed by webcast at the Investors section of the Company's website at https://investor.cineverse.com/events-and-presentations/default.aspx. Those who are unable to attend the live conference call may access the recording at the above webcast link, which will be made available shortly after the conclusion of the call.

About Cineverse

Cineverse (Nasdaq: CNVS) is a next-generation entertainment studio that empowers creators and entertains fans with a wide breadth of content through the power of technology. It has developed a new blueprint for delivering entertainment experiences to passionate audiences and results for its partners with unprecedented efficiency, and distributes more than 71,000 premium films, series, and podcasts. Cineverse connects fans with bold, authentic, independent stories. Properties include the highest-grossing unrated film in U.S. history; dozens of streaming fandom channels; a premier podcast network; top horror destination Bloody Disgusting; and more. Powering visionary storytelling with cutting-edge innovation, Cineverse’s proprietary streaming tools and AI technology drive revenue and reach to redefine the next era of entertainment. For more information, visit home.cineverse.com.

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cineverse officials during presentations about Cineverse, along with Cineverse's filings with the Securities and Exchange Commission, including Cineverse's registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act''). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates,'' "intends,'' "plans,'' "could," "might," "believes,'' "seeks," "estimates'' or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings, or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cineverse's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties, and assumptions about Cineverse, its technology, economic and market factors, and the industries in which Cineverse does business, among other things. These statements are not guarantees of future performance, and Cineverse undertakes no specific obligation or intention to update these statements after the date of this release.

For additional information, please contact:

Julie Milstead

424-281-5411

investorrelations@cineverse.com

CINEVERSE CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	As of March 31,
	2025	2024
ASSETS
Current Assets
Cash and cash equivalents	$13,941	$5,167
Accounts receivable, net	15,752	15,106
Employee retention tax credit	79	1,671
Content advances	6,736	9,345
Other current assets	1,573	1,432
Total Current Assets	38,081	32,721
Property and equipment, net	2,876	2,276
Intangible assets, net	18,168	18,328
Goodwill	6,799	6,799
Content advances, net of current portion	4,053	2,551
Other long-term assets	2,539	1,703
Total Assets	$72,516	$64,378
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$31,109	$20,817
Line of credit, net	—	6,301
Current portion of earnout and deferred consideration on purchase of business	2,956	3,294
Operating lease liabilities	187	401
Current portion of deferred revenue	183	436
Total Current Liabilities	34,435	31,249
Deferred consideration on purchase, net of current portion	—	457
Operating lease liabilities, net of current portion	275	462
Other long-term liabilities	14	59
Total Liabilities	34,724	32,228
Stockholders’ Equity
Preferred stock	3,559	3,559
Common Stock	194	194
Additional paid-in capital	548,405	545,996
Treasury stock, at cost	(12,193)	(11,978)
Accumulated deficit	(500,908)	(504,153)
Accumulated other comprehensive loss	(305)	(345)
Total stockholders’ equity of Cineverse Corp.	38,752	33,273
Deficit attributable to noncontrolling interest	(960)	(1,122)
Total equity	37,792	32,151
Total Liabilities and Equity	$72,516	$64,378

CINEVERSE CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)
(Unaudited)

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2025	2024	2025	2024
Revenues	$15,575	$9,863	$78,181	$49,131
Operating expenses
Direct operating	7,038	2,033	38,776	19,131
Selling, general and administrative	5,396	6,816	27,684	27,904
Depreciation and amortization	1,014	984	3,797	3,771
Goodwill impairment	—	14,025	—	14,025
Total operating expenses	13,448	23,859	70,257	64,831
Operating income (loss)	2,127	(13,995)	7,924	(15,700)
Interest expense	(1,255)	(286)	(4,365)	(1,066)
Gain (loss) from investment in Metaverse	34	(538)	176	(4,299)
Other (expense) income, net	39	141	135	(190)
Net income (loss) before income taxes	945	(14,678)	3,870	(21,255)
Income tax (expense) benefit	(87)	2	(106)	(10)
Net income (loss)	858	(14,676)	3,764	(21,265)
Net income attributable to noncontrolling interest	(7)	(48)	(162)	(142)
Net income (loss) attributable to controlling interests	851	(14,724)	3,602	(21,407)
Preferred stock dividends	(90)	(87)	(356)	(350)
Net income (loss) attributable to common stockholders	$761	$(14,811)	$3,246	$(21,757)
Net income (loss) per share attributable to common stockholders:
Basic	$0.04	$(1.10)	$0.18	$(1.78)
Diluted	$0.04	$(1.10)	$0.16	$(1.78)
Weighted average shares of common stock outstanding:
Basic	15,958	13,525	15,814	12,253
Diluted	18,518	13,525	17,818	12,253

Adjusted EBITDA

We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, merger and acquisition costs, restructuring, transition and acquisitions expense, net, goodwill impairment and certain other items.

Adjusted EBITDA is not a measurement of financial performance under GAAP and may not be comparable to other similarly titled measures of other companies. We use Adjusted EBITDA as a financial metric to measure the financial performance of the business, because management believes it provides additional information with respect to the performance of its fundamental business activities. For this reason, we believe Adjusted EBITDA will also be useful to others, including our stockholders, as a valuable financial metric.

We present Adjusted EBITDA because we believe that Adjusted EBITDA is a useful supplement to net income (loss) from continuing operations as an indicator of operating performance. We also believe that Adjusted EBITDA is a financial measure that is useful both to management and investors when evaluating our performance and comparing our performance with that of our competitors. We also use Adjusted EBITDA for planning purposes, and to evaluate our financial performance because Adjusted EBITDA excludes certain incremental expenses or non-cash items, such as stock-based compensation charges, that we believe are not indicative of our ongoing operating performance.

We believe that Adjusted EBITDA is a performance measure and not a liquidity measure, and therefore a reconciliation between net income (loss) from operations and Adjusted EBITDA has been provided in the financial results. Adjusted EBITDA should not be considered as an alternative to net income (loss) from operations as an indicator of performance, or as an alternative to cash flows from operating activities as an indicator of cash flows, in each case as determined in accordance with GAAP, or as a measure of liquidity. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP. These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Following is the reconciliation of our consolidated net income (loss) to Adjusted EBITDA (in thousands):

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2025	2024	2025	2024
Net Income (Loss)	$858	$(14,676)	$3,764	$(21,265)
Add Backs:
Income tax (benefit) expense	87	(2)	106	10
Depreciation and amortization	1,355	984	4,138	3,771
Interest expense	1,255	286	4,365	1,066
Stock-based compensation	462	347	1,925	1,439
(Gain) loss from equity investment in Metaverse	(34)	538	(176)	4,299
Other expense (income), net	(39)	(142)	(135)	(140)
Net income attributable to noncontrolling interest	(7)	(48)	(162)	(142)
Goodwill impairment	—	14,025	—	14,025
Transition-related costs	65	241	92	1,335
Adjusted EBITDA	$4,002	$1,553	$13,917	$4,398